FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FIRST QUARTER FISCAL 2018 FINANCIAL RESULTS

Value Creation Plan Driving Notable Improvements in the Beverage and Snack Platforms

Internationally Sourced Organic Ingredients Revenue Grew Over 15% During the First Quarter

Toronto, May 9, 2018 - SunOpta Inc. (“SunOpta” or the “Company”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced financial results for the first quarter ended March 31, 2018.

“We are pleased with the first quarter performance of our global ingredients, beverage and fruit snacks platforms, each of which generated meaningful revenue growth during the first quarter. We believe the Value Creation Plan is driving significant improvements in the beverage platform, which was our first area of focus when we began executing the plan over a year ago. Given recent sales wins in the non-dairy and broth categories as well as the strength of the sales opportunity pipeline, we are initiating an aseptic capacity expansion plan that we expect will increase our system capacity by approximately 20% upon completion”, said David Colo, Chief Executive Officer. “While these improvements continue to be offset by challenges in our frozen fruit platform, we continue to focus intensely on quality and customer service and remain confident in our ability to win new business in that category and improve sales and margins over time. We remain confident in our plan to achieve $20 million of productivity-driven EBITDA improvements this year and return to consolidated sales growth in the second half of 2018.”

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

First Quarter 2018 Highlights:

  Revenues of $312.7 million for the first quarter of 2018, compared to $330.0 million in the first quarter of 2017, a decrease of 5.3%. Adjusted for changes in foreign exchange, commodity prices, and sales of flexible resealable pouch and nutrition bar products, revenues declined 1.6% during the first quarter.

  Loss attributable to common shareholders of $6.3 million or $0.07 per common share in the first quarter of 2018, compared to a loss attributable to common shareholders of $13.3 million or $0.16 per common share in the first quarter of 2017.

  Adjusted EBITDA¹ of $12.4 million or 4.0% of revenues for the first quarter of 2018, versus $18.9 million or 5.7% of revenues in the first quarter of 2017.

  Adjusted loss of $6.4 million or $0.07 per common share during the first quarter of 2018, compared to adjusted loss of $0.9 million or $0.01 per common share during the first quarter of 2017.

¹ See discussion of non-GAAP measures included at the end of this press release

Value Creation Plan Update

As part of the Company’s commitment to deliver long-term value to its shareholders, in early 2017 it launched its Value Creation Plan. The Company is targeting implementation of $30 million of productivity-driven annualized enhancements to EBITDA in the first phase of the plan, to be implemented over 2017 and 2018. For 2017, these EBITDA benefits were offset by expenses associated with the Value Creation Plan, including structural investments made in the areas of quality, sales, marketing, operations and engineering resources, as well as non-structural third-party consulting support, severance and recruiting costs. The plan also calls for increased investment in capital upgrades at several manufacturing facilities to enhance food safety and manufacturing efficiencies. Over time, these investments are expected to yield additional improvement in EBITDA beyond the $30 million of initial productivity-driven savings. During the first quarter of 2018, the Company continued to make progress against each of the four pillars of its Value Creation Plan and believes it is on track to achieve targeted productivity enhancements, while continuing to make the necessary structural investments it believes will accelerate growth and drive long-term value. Since the initiation of the Value Creation Plan, the Company has implemented actions that are expected to yield approximately $20.0 million of annualized EBITDA benefits.

Recent progress on each of the four pillars of the Value Creation Plan is highlighted below.

Portfolio Optimization

The focus of the portfolio optimization pillar is to simplify the business, investing where structural advantages exist, while exiting businesses or product lines where the Company is not effectively positioned. Recent highlights include:

  Completed the expansion project at the Company’s Mexican frozen fruit facility, which is expected to drive incremental cost savings, in addition to enhanced profitability from the addition of retail bagging capabilities while continuing to ensure high quality and customer service. The increased freezing and storage capacity also enables further diversification of the fruit varieties sourced from Mexico, which is also expected to provide long-term cost advantages.

  Began commercial production on the second roasting and processing line at the Company’s organic cocoa facility in Holland. In support of increased demand and future growth opportunities in cocoa, this expansion approximately doubles processing capacity in addition to adding new capabilities.

  Continued commissioning efforts on a new oil processing line at the Company’s Bulgarian sunflower facility, which is expected to drive incremental margins through growth and production efficiency.

  Completed the installation of new roasting equipment at the Company’s Crookston, MN facility and began commissioning activities in April. The new equipment is expected to come on-line in the third quarter of 2018 and will support further growth in roasted grains and seeds.

Operational Excellence

The focus of the operational excellence pillar is to ensure food quality and safety, coupled with improved operational performance and efficiency. The Company expects these efforts to generate productivity improvements and cost savings in manufacturing, procurement and logistics. Recent highlights include:

  Continued advancement of food safety and quality efforts across the entire manufacturing footprint. Recent third party audits of several beverage, snacks, and roasting facilities resulted in high scores and is evidence of the Company’s progress in this area.

  Invested considerable time and resources into pack plan readiness initiatives across the Company’s Californian and Mexican fruit facilities in preparation for the 2018 strawberry harvest.

  Continued to identify productivity opportunities through the SunOpta 360 continuous improvement initiative in the areas of manufacturing, purchasing and supply chain management.

Go-To-Market Effectiveness

The focus of the go-to-market effectiveness pillar is to optimize customer and product mix in existing sales channels, and identify and penetrate new high-potential sales channels. The Company expects efforts under this pillar to improve revenue growth and profitability over time. Recent highlights include:

  Continued growth of the pipeline of commercial opportunities across the beverage, fruit and snack categories, with new retail and food service opportunities in fruit and roasted snacks.

  Recent sales wins in key categories including everyday aseptic broth items with large club, mass and traditional retailers, non-dairy aseptic beverage with a large food distributor and expanded geographic sales for private label juice.

  Continued penetration into broadline food service with frozen fruit and innovative beverage offerings that utilize proprietary formulas packaged in control labels.

  Recent retention of a retail frozen fruit account that was being re-bid plus a 14% increase in distribution, and secured a multi-year supply agreement with a large foodservice operator for aseptic beverage products.

Process Sustainability

The focus of the process sustainability pillar is to ensure the Company has the infrastructure, systems and skills to sustain the business improvements and value captured from the Value Creation Plan. Recent highlights include:

  Enhanced employee health and safety processes resulting in a nearly 50% improvement in employee safety results year-to-date.

  Advanced sales and operations planning processes and tools in the fruit platform, which is enhancing readiness for the upcoming fruit season and positioning the platform to improve customer service metrics.

  Completed the ERP implementation project at the Mexican frozen fruit facility.

  Consolidated transactional and other support functions of the Healthy Fruit platform into the North American shared services.

First Quarter 2018 Results

Revenues for the first quarter of 2018 were $312.7 million, a decrease of 5.3% compared to $330.0 million in the first quarter of 2017. Excluding the impact on revenues for the first quarter of 2018 of changes in commodity-related pricing, foreign exchange rates and sales of flexible resealable pouch and nutrition bar products, revenues in the first quarter of 2018 decreased by 1.6% compared with the first quarter of 2017.

The Global Ingredients segment generated revenues from external customers of $136.3 million, an increase of 7.7% compared to $126.6 million in the first quarter of 2017. Excluding the impact on revenues of changes in commodity-related pricing and foreign exchange rates, Global Ingredients revenue in the first quarter increased 4.1%.

The increase in revenue reflected strong demand for internationally sourced organic ingredients which grew 15.3% during the quarter, excluding the effect of commodity prices and foreign exchange. This growth was partially offset by lower volumes of domestically sourced specialty grain products.

The Consumer Products segment generated revenues of $176.3 million during the first quarter of 2018, a decrease of 13.3% compared to $203.4 million in the first quarter of 2017. Excluding the impact of commodity-related pricing and sales of resealable pouch and nutrition bar products, Consumer Products revenue in the first quarter decreased by 5.5%. The decline primarily reflects 17.1% lower sales in frozen fruit due to ongoing declines in consumer demand, reduced distribution to certain retail customers, and timing of deliveries to a large food service customer. These pressures were partially offset by growth in aseptic non-dairy and broth products, premium juice, and fruit snacks. On a combined basis, excluding sales of resealable pouch and nutrition bar products, revenues in the beverage and snacks platforms increased 7.3% compared to the first quarter of 2017.

Gross profit was $33.7 million for the first quarter of 2018, compared to $38.7 million for the first quarter of 2017. As a percentage of revenues, gross profit for the first quarter of 2018 was 10.8% compared to 11.7% in the first quarter of 2017. Excluding the impact of $0.1 million in costs associated with inventories in the flexible resealable pouch and nutrition bar operations, as well as losses of approximately $2.8 million on commodity futures contracts used to hedge our organic cocoa position, the gross margin percentage for the first quarter of 2018 would have been approximately 11.7%, compared to a normalized gross margin percentage of 11.9% in the first quarter of 2017. The decline in the gross margin percentage primarily reflects margin pressure within Consumer Products driven by the frozen fruit platform, partially offset by the beverage and snacks platforms.

For Consumer Products, margin pressure in healthy fruit was driven by lower plant utilization due to declines in sales volumes, an unfavorable shift in sales mix towards lower margin product offerings, and significant costs in manufacturing related to yield losses, excess labor and handling, storage costs, and outbound freight. These costs were partially offset by margin expansion in the healthy beverage and snacks platforms reflecting favorable plant utilization due to higher production volumes to meet sales demand, productivity driven cost savings, and operational savings following the discontinuance of flexible resealable pouch and nutrition bar production in the fourth quarter of 2017.

In Global Ingredients, the negative hedge results of $2.8 million reflected the impact that the steep rise in the market price for cocoa during the first quarter had on the Company’s cocoa position, which also grew during the first quarter in support of the expansion of the cocoa processing facility in Holland. The impact of these hedge losses are expected to be offset by improved forward margins on cocoa to be realized over the balance of the year.

Operating income¹ was $1.7 million, or 0.5% of revenues, compared to a loss of $3.0 million, or 0.9% of revenues in the first quarter of 2017. The increase in operating income year-over-year primarily reflects lower non-structural SG&A costs when compared to the prior year. Operating income would have been $4.9 million, or 1.6% of revenues excluding the inventory and hedge losses that affected gross profit, as well as $0.3 million of non-structural costs in SG&A incurred in relation to the Value Creation Plan, as compared to a normalized operating income of $9.6 million or 2.9% of revenues in the first quarter of 2017.

Adjusted EBITDA¹ was $12.4 million or 4.0% of revenues in the first quarter of 2018, compared to $18.9 million or 5.7% of revenues in the first quarter of 2017. Excluding flexible resealable pouch and nutrition bar operations, adjusted EBITDA for the first quarter of 2018 was $12.5 million, compared with $20.7 million for the first quarter of 2017.

The Company reported a loss attributable to common shareholders of $6.3 million, or $0.07 per common share, compared to $13.3 million, or $0.16 per common share during the first quarter of 2017. Adjusted loss¹ in the first quarter of 2018 was $6.4 million or a loss of $0.07 per common share, compared to $0.9 million or $0.01 per common share in the first quarter of 2017. Please refer to the discussion and table below under “Non-GAAP Measures - Adjusted Earnings”.

Balance Sheet and Cash Flow

At March 31, 2018, SunOpta’s balance sheet reflected total assets of $979.9 million and total debt of $464.4 million. During the first quarter of 2018, cash provided by operating activities was $7.5 million, compared to $19.5 million during the first quarter of 2017. The decrease reflects the immediate cash benefit generated from working capital efficiency initiatives implemented in the first quarter of 2017, partially offset by improved operational performance, as well as lower non-structural cash costs incurred in support of the Value Creation Plan. Cash used in investing activities during the first quarter of 2018 was $6.0 million, compared to $8.7 million in the prior year period. The decrease in cash used reflected a lower level of capital expenditures when compared to the prior year period.

Conference Call

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Wednesday, May 9, 2018, to discuss the first quarter financial results. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link on SunOpta’s website at www.sunopta.com under the “Investors” section. To listen to the live call over the Internet, please go to SunOpta’s website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number 1 (877) 312-9198 or International dial-in number 1 (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days on the Company’s website.

¹ See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable based product offerings, supported by a global sourcing and supply infrastructure.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, the anticipated benefits of our efforts to transform our business operations, including our Value Creation Plan; the estimated amount and timing of EBITDA enhancements attributable to improvements initiated or implemented to date pursuant to our Value Creation Plan; the increased capacity resulting from our aseptic capacity expansion plan; anticipated portfolio optimization benefits resulting from expansion projects and/or new processing lines at our Mexican frozen fruit facility, our organic cocoa facility in Holland, our Bulgarian sunflower facility and at our Crookston, MN facility; expected productivity and cost improvements as a result of our food safety and quality and our 360 continuous improvement initiatives,; improved revenue growth and profitability as a result of our growing pipeline of commercial opportunities, recent sales wins in key categories and continued penetration of high-potential sales channels,; sustainable business improvements resulting from our enhanced employee health and safety and advanced sales and operations planning processes and other process sustainability initiatives; and our intention to exit businesses or product lines where we are not effectively positioned. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as “believe”, “expect”, "continue", “will”, “targeting”, “anticipates”, "should", "would", "plans", "becoming", "estimated", "intend", "confident", "can", "may", "project", "potential", "intention", "might", "predict" or other similar terms and phrases intended to identify these forward-looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, our planned expansion initiatives, portfolio optimization and productivity efforts, our expectations regarding commodity pricing, margins and hedging results, improved availability and field prices for fruit, procurement and logistics savings, freight lane cost reductions, yield and throughput enhancements, and labor cost reductions, as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, closures and divestitures, competitive intensity, cost rationalization, product development initiatives, and alternative potential uses for our capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, issues or delays in the successful integration of the operations, systems and personnel of recently acquired businesses with those of the Company, incurring or experiencing unanticipated costs and/or delays or difficulties, future levels of revenues being lower than expected, costs being higher than expected, inability to realize synergies to the extent anticipated and conditions affecting the frozen fruit industry generally; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; delays or difficulties in exiting certain businesses and product lines including the failure of purchasers to satisfy the purchase price and inability to satisfy the conditions of closing for any such transactions; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under our credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Scott Van Winkle
ICR
617-956-6736
scott.vanwinkle@icrinc.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters ended March 31, 2018 and April 1, 2017
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

		Quarter ended
	March 31, 2018	April 1, 2017
	$	$

Revenues	312,652	330,031

Cost of goods sold	278,968	291,332

Gross profit	33,684	38,699

Selling, general and administrative expenses	28,288	38,272
Intangible asset amortization	2,771	2,803
Other expense (income), net	(402)	5,443
Foreign exchange loss	962	580

Earnings (loss) before the following	2,065	(8,399)

Interest expense, net	8,220	7,754

Loss before income taxes	(6,155)	(16,153)

Recovery of income taxes	(1,693)	(4,969)

Net loss	(4,462)	(11,184)

Earnings (loss) attributable to non-controlling interests	(99)	214

Loss attributable to SunOpta Inc.	(4,363)	(11,398)

Dividends and accretion on Series A Preferred Stock	(1,967)	(1,940)

Loss attributable to common shareholders	(6,330)	(13,338)

Loss per share
Basic	(0.07)	(0.16)
Diluted	(0.07)	(0.16)

Weighted-average number of shares outstanding (000s)
Basic	86,810	85,929
Diluted	86,810	85,929

SunOpta Inc.
Consolidated Balance Sheets
As at March 31, 2018 and December 30, 2017
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	March 31, 2018	December 30, 2017
	$	$

ASSETS
Current assets
Cash and cash equivalents	2,924	3,228
Accounts receivable	143,420	125,152
Inventories	334,481	354,978
Prepaid expenses and other current assets	38,379	33,213
Income taxes recoverable	9,078	12,006
Total current assets	528,282	528,577

Property, plant and equipment	164,518	163,624
Goodwill	109,729	109,533
Intangible assets	169,317	172,059
Deferred income taxes	363	363
Other assets	7,678	8,017

Total assets	979,887	982,173

LIABILITIES
Current liabilities
Bank indebtedness	236,637	234,090
Accounts payable and accrued liabilities	162,682	161,364
Customer and other deposits	3,499	4,901
Income taxes payable	1,854	1,351
Other current liabilities	628	818
Current portion of long-term debt	2,190	2,228
Current portion of long-term liabilities	8,904	5,300
Total current liabilities	416,394	410,052

Long-term debt	225,570	225,805
Long-term liabilities	2,367	8,352
Deferred income taxes	14,867	15,850
Total liabilities	659,198	660,059

Series A Preferred Stock	80,460	80,193

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	309,575	308,899
Additional paid-in capital	29,650	28,006
Accumulated deficit	(95,367)	(89,291)
Accumulated other comprehensive loss	(5,225)	(7,268)
	238,633	240,346
Non-controlling interests	1,596	1,575
Total equity	240,229	241,921

Total equity and liabilities	979,887	982,173

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters ended March 31, 2018 and April 1, 2017
(Unaudited)
(Expressed in thousands of U.S. dollars)

		Quarter ended
	March 31, 2018	April 1, 2017
	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Net loss	(4,462)	(11,184)
Items not affecting cash:
Depreciation and amortization	8,141	8,180
Amortization of debt issuance costs	608	486
Deferred income taxes	(1,286)	(6,092)
Stock-based compensation	2,171	852
Unrealized loss on derivative commodity contracts	1,521	38
Fair value of contingent consideration	(2,416)	-
Impairment of long-lived assets	339	3,723
Other	1	143
Changes in non-cash working capital	2,889	23,335
Net cash flows from operations	7,506	19,481
Investing activities
Purchases of property, plant and equipment	(6,735)	(9,024)
Proceeds from sale of assets	700	250
Other	-	110
Net cash flows from investing activities	(6,035)	(8,664)
Financing activities
Increase (decrease) under line of credit facilities	309	(7,341)
Repayment of long-term debt	(522)	(527)
Payment of cash dividends on Series A Preferred Stock	(1,700)	(1,591)
Proceeds from the exercise of stock options and employee share purchases	149	1,094
Other	(40)	(202)
Net cash flows from financing activities	(1,804)	(8,567)
Foreign exchange gain on cash held in a foreign currency	29	10

Increase (decrease) in cash and cash equivalents in the period	(304)	2,260

Cash and cash equivalents - beginning of the period	3,228	1,251

Cash and cash equivalents - end of the period	2,924	3,511

SunOpta Inc.
Segmented Information
For the quarters ended March 31, 2018 and April 1, 2017
Unaudited
(Expressed in thousands of U.S. dollars)

		Quarter ended
	March 31, 2018	April 1, 2017
	$	$
Segment revenues from external customers:
Global Ingredients	136,331	126,642
Consumer Products	176,321	203,389
Total segment revenues from external customers	312,652	330,031

Segment gross profit:
Global Ingredients	14,635	15,096
Consumer Products	19,049	23,603
Total segment gross profit	33,684	38,699

Segment operating income (loss):
Global Ingredients	3,102	4,201
Consumer Products	3,316	6,498
Corporate Services	(4,755)	(13,655)
Total segment operating income (loss)	1,663	(2,956)

Segment gross profit percentage:
Global Ingredients	10.7%	11.9%
Consumer Products	10.8%	11.6%
Total segment gross profit percentage	10.8%	11.7%

Segment operating income (loss) percentage:
Global Ingredients	2.3%	3.3%
Consumer Products	1.9%	3.2%
Total segment operating income (loss)	0.5%	-0.9%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which are not measures in accordance with U.S. GAAP. We believe that segment operating income, adjusted earnings and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company’s operating performance. The non-GAAP measures of segment operating income, adjusted earnings and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate the Company’s results of operations, we use certain other non-GAAP measures that we believe enhance an investor’s ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, we evaluate the Company’s revenues on a basis that excludes the effects of fluctuations in commodity pricing and foreign exchange rates. In addition, we exclude specific items from the Company’s reported results that due to their nature or size, we do not expect to occur as part of our normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company’s results of operations and should not considered in isolation of, or as substitutes for an analysis of the Company’s results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing our financial performance, we use an internal measure that excludes charges and gains that we believe are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Adjusted earnings/loss and adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings/loss and adjusted earnings/loss per diluted share, including a reconciliation from net loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, due to the exit from flexible resealable pouch and nutrition bar product lines and operations, we have prepared these tables in a columnar format to present the effect of these operations on our consolidated results for the current and comparative periods. We believe this presentation assists investors in assessing the results of the operations we have exited and the effect of those operations on our financial performance.

	Excluding flexible		Flexible
	resealable pouch		resealable pouch
	and nutrition bar		and nutrition bar			Consolidated
		Per Diluted		Per Diluted		Per Diluted
		Share		Share		Share
For the quarter ended	$	$	$	$	$	$
March 31, 2018
Net loss	(3,478)		(984)		(4,462)
Less: loss attributable to non-controlling interests	99		-		99
Less: dividends and accretion of Series A Preferred Stock	(1,967)		-		(1,967)
Loss attributable to common shareholders	(5,346)	(0.06)	(984)	(0.01)	(6,330)	(0.07)

Adjusted for:
Fair value adjustment on contingent consideration(a)	(2,500)		-		(2,500)
Costs related to the Value Creation Plan(b)	984		1,211		2,195
Product withdrawal and recall costs(c)	323		-		323
Other(d)	(7)		-		(7)
Net income tax effect(e)	221		(315)		(94)
Adjusted loss	(6,325)	(0.07)	(88)	-	(6,413)	(0.07)

April 1, 2017
Net loss	(9,970)		(1,214)		(11,184)
Add: earnings attributable to non-controlling interests	(214)		-		(214)
Less: dividends and accretion of Series A Preferred Stock	(1,940)		-		(1,940)
Loss attributable to common shareholders	(12,124)	(0.14)	(1,214)	(0.01)	(13,338)	(0.16)

Adjusted for:
Costs related to the Value Creation Plan(f)	17,283		-		17,283
Product withdrawal and recall costs(g)	1,008		-		1,008
Other(d)	(309)		-		(309)
Net income tax effect(e)	(5,532)		-		(5,532)
Adjusted earnings (loss)	326	-	(1,214)	(0.01)	(888)	(0.01)

(a)

Reflects a fair value adjustment of $2.5 million to reduce the expected contingent consideration that may be payable in 2019 under an earn- out arrangement with the former unitholders of Citrusource LLC (which we acquired in March 2015), based on the projected results for the business in fiscal 2018, which was recorded in other income.

(b)

Reflects the write-down of remaining flexible resealable pouch and nutrition bar inventories of $0.1 million recorded in cost of goods sold; and consulting fees, and employee recruitment and relocation costs of $0.3 million recorded in SG&A expenses; and asset impairment, lease obligation and employee termination costs of $1.8 million recorded in other expense.

(c)	Reflects product withdrawal and recall costs not eligible for reimbursement under our insurance policies, which were recorded in other expense.
(d)	Other included the accretion of contingent consideration obligations and gain/loss on the sale of assets, which were recorded in other expense/income.
(e)

Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 26% for the quarter ended March 31, 2018 (April 1, 2017 – 30%) on adjusted earnings before tax.

(f)

Reflects facility closure costs of $0.4 million recorded in cost of goods sold; consulting fees, temporary labor, employee recruitment and retention costs of $11.4 million recorded in SG&A expenses; and asset impairment and employee termination costs of $5.5 million recorded in other expense.

(g)

Reflects costs related to the recall of certain sunflower kernel products initiated in the second quarter of 2016, including a $0.7 million adjustment for the estimated lost gross profit caused by the sunflower recall, which reflected a shortfall in revenues in the first quarter of 2017 against first quarter 2016 volumes of approximately $3.3 million, less associated cost of goods sold of approximately $2.6 million; and $0.3 million of direct costs recorded in other expense that are not eligible for reimbursement under our insurance policies.

Segment Operating Income/Loss and Adjusted EBITDA

The Company defines segment operating income/loss as net earnings/loss before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income/loss plus depreciation, amortization, non-cash stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings. The following is a tabular presentation of segment operating income/loss and adjusted EBITDA, including a reconciliation to net loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, as with “adjusted earnings/loss” presented above, we have prepared these tables in a columnar format to present the effect of flexible resealable pouch and nutrition bar operations on our consolidated results for the current and comparative periods. We believe this presentation assists investors in assessing the results of the operations we have exited and the effect of those operations on our financial performance.

	Excluding flexible	Flexible
	resealable pouch	resealable pouch
	and nutrition bar	and nutrition bar	Consolidated
For the quarter ended	$	$	$
March 31, 2018
Net loss	(3,478)	(984)	(4,462)
Recovery of income taxes	(1,347)	(346)	(1,693)
Interest expense, net	8,220	-	8,220
Other expense (income), net	(1,613)	1,211	(402)
Total segment operating income (loss)	1,782	(119)	1,663
Depreciation and amortization	8,141	-	8,141
Stock-based compensation	2,171	-	2,171
Costs related to Value Creation Plan(a)	413	-	413
Adjusted EBITDA	12,507	(119)	12,388

April 1, 2017
Net loss	(9,970)	(1,214)	(11,184)
Recovery of income taxes	(4,194)	(775)	(4,969)
Interest expense, net	7,754	-	7,754
Other expense, net	5,443	-	5,443
Total segment operating loss	(967)	(1,989)	(2,956)
Depreciation and amortization	7,955	225	8,180
Stock-based compensation(b)	1,128	-	1,128
Costs related to Value Creation Plan(a)	11,810	-	11,810
Product withdrawal and recall costs(c)	729	-	729
Adjusted EBITDA	20,655	(1,764)	18,891

(a)

For the first quarter of 2018, reflects the write-down of remaining flexible resealable pouch and nutrition bar inventories of $0.1 million recorded in cost of goods sold; and consulting fees, and employee recruitment and relocation costs of $0.3 million recorded in SG&A expenses. For the first quarter of 2017, reflects facility closure costs of $0.4 million recorded in cost of goods sold; and consulting fees, temporary labor, employee recruitment and retention costs of $11.4 million recorded in SG&A expenses.

(b)

For the first quarter of 2017, stock-based compensation of $1.1 million was recorded in SG&A expenses. The reversal of $0.3 million of previously recognized stock-based compensation, related to forfeited awards of employees that were terminated in connection with the Value Creation Plan, was recognized in other expense.

(c)

Reflects the estimated lost gross profit caused by the recall of certain sunflower kernel products of $0.7 million, which reflected the shortfall in revenues in the first quarter of 2017 against first quarter 2016 volumes of approximately $3.3 million, less associated cost of goods sold of approximately $2.6 million.